ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated August 1, 2013

UBS AG $•   Return Notes

Linked to a Basket of Equities due on or about August 20, 2014

Investment Description

UBS AG Return Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) and are designed for investors who seek exposure to an equally weighted basket (the “underlying basket”) of common stocks or American depositary shares (each, a “basket equity”), subject to an adjustment factor. If the price of the underlying basket declines during the term of the Notes or if the final basket price is not greater than the initial basket price by at least approximately 0.2004%, UBS will repay less than the full principal amount at maturity resulting in a loss of some or all of your investment. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose all or a significant portion of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
☐	Adjustment Factor: The amount payable at maturity, if any, will reflect the performance of the basket equities, subject to a reduction by the adjustment factor. Because the adjustment factor reduces the payment at maturity, if the final basket price is not greater than the initial basket price by at least approximately 0.2004%, you will lose some or all of your investment in the Notes.
☐	Full Downside Market Exposure: If the underlying return is negative, investors will be exposed to the negative underlying return at maturity, along with the adjustment factor, resulting in a loss of principal. Investors could lose some or all of their initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	August 2, 2013
Settlement Date	August 7, 2013
Final Valuation Date**	August 15, 2014
Maturity Date**	August 20, 2014
*	Expected. See page 4 for additional details.
**	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Final Valuation Date” under “General Terms of the Notes” in the Return Notes product supplement.

NOTICE TO INVESTORS:  THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY. THE NOTES CAN HAVE A DOWNSIDE MARKET RISK SIMILAR TO THE DECLINE IN THE UNDERLYING BASKET, WHICH CAN RESULT IN A LOSS OF ALL OR A SUBSTANTIAL PORTION OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE RETURN NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

These preliminary terms relate to Return Notes linked to the performance of an underlying basket.

Underlying Basket	Basket Weighting of each Basket Equity	Adjustment Factor	Initial Basket Price	CUSIP	ISIN
A Basket of 15 Common Stocks or American depositary shares*	6.6667%	99.80%	100.00	90270KAB5	US90270KAB52
*	See “Basket Information” on page 12 of this free writing prospectus.

The estimated initial value of the Notes as of the trade date is expected to be between $970.00 and $990.00 for Notes linked to a basket of 15 common stocks or American depositary shares. The estimated initial value of the Notes was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on page 5 and 6 of this free writing prospectus.

See “Additional Information about UBS and the Notes” on page 2. The Notes will have the terms specified in the Return Notes product supplement relating to the Notes, dated March 7, 2013, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, the Return Notes product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG
Per Note	$1,000.00	$10.00	$990.00
Total	$•	$•	$•
(1)	Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000.00 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $10.00 per $1,000.00 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes, for various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Return Notes product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Return Notes dated March 7, 2013

http://www.sec.gov/Archives/edgar/data/1114446/000139340113000110/c337083_690835-424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Notes” refer to the Return Notes that are offered hereby, unless the context otherwise requires. Also, references to the “Return Notes product supplement” mean the UBS product supplement, dated March 7, 2013 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as an investment in the underlying basket or the basket equities.
♦	You believe the price of the underlying basket will appreciate over the term of the Notes by at least 0.2004%, which would be sufficient to offset the negative affect of the adjustment factor.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying basket.
♦	You do not seek current income from your investment.
♦	You are willing to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You require an investment designed to guarantee a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have similar downside market risk as an investment in the underlying basket or the basket equities.
♦	You believe that the price of the underlying basket will decline during the term of the Notes and is likely to close below the initial basket price on the final valuation date, or you believe that the price of the underlying basket will appreciate during the term of the Notes by an amount less than 0.2004%, which is not sufficient to overcome the negative affect of the adjustment factor.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying basket.
♦	You seek current income from this investment.
♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this free writing prospectus and the more detailed “Risk Factors” beginning on page PS-12 of the Return Notes product supplement for risks related to an investment in the Notes.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000.00 per Note
Term	Approximately 12 months. In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.
Underlying Basket	The Notes are linked to an equally weighted basket consisting of 15 common stocks or American depositary shares (each, a “basket equity”) as listed under “Basket Information” on page 12 of this free writing prospectus.
In some circumstances, the payment you receive on the Notes may be based on securities issued by a different company and not on a basket equity. See “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” on page PS-30 of the product supplement.
Basket Weighting	For each basket equity, 6.6667%
Payment at Maturity (per Note)	UBS will pay you an amount in cash per Note calculated as follows:
$1,000.00 × [(1 + Underlying Return) × Adjustment Factor]
If the underlying return is negative or if the final basket price is not greater than the initial basket price by at least approximately 0.2004%, you could lose all or a significant portion of your principal amount.
Closing Price	With respect to each basket equity, the closing price for such basket equity on the final valuation date, as determined by the calculation agent.
Final Valuation Date	August 15, 2014
Underlying Return	Final Basket Price – Initial Basket price Initial Basket Price
Initial Basket Price	Set equal to 100 on the trade date.
Final Basket Price	The product of (i) the initial basket price of the underlying basket multiplied by (ii) the sum of one and the weighted performance of the basket equities on the final valuation date. The weighted performance for each basket equity is the equity return for such basket equity multiplied by the basket weighting.
Adjustment Factor	99.80%
Initial Equity Price	With respect to each basket equity, the closing price for such basket equity on the trade date, as determined by the calculation agent.
Final Equity Price	With respect to each basket equity, the closing price for such basket equity on the final valuation date, as determined by the calculation agent.
Equity Return	With respect to each basket equity, the percentage change from the respective initial equity price to the respective final equity price, calculated as follows:

Final Equity Price – Initial Equity price

Initial Equity Price

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. THE NOTES DO NOT PAY INTEREST. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF THE ISSUER WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Return Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

♦	Risk of loss — The Notes differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Notes. The amount payable at maturity, if any, will reflect the performance of the underlying basket, subject to a reduction by the adjustment factor. Because the adjustment factor reduces the payment at maturity, if the final basket price is not greater than the initial basket price by at least approximately 0.2004%, you will lose some or all of your investment in the notes.
♦	The adjustment factor will diminish any positive underlying return of the underlying basket and magnify any negative underlying return of the underlying underlying basket — If the underlying return is negative or is less than approximately 0.2004%, at maturity, you will lose some or all of your investment. In addition, the adjustment factor will diminish any positive return of the underlying basket and magnify any negative return of the underlying basket. For each 1% that the final basket price is greater than the initial basket price, the return on your investment will increase by less than 1%. In addition, for each 1% that the final basket price is less than the initial basket price, you will lose more than 1% of your investment in the Notes, provided that the payment at maturity will not be less than zero.
♦	No interest — You will not receive any periodic interest payments on the Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any affiliate of UBS or any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.
♦	Market risk — The price of any basket equity can rise or fall sharply due to factors specific to that basket equity and the issuer of such basket equity such as price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.
♦	Fair value considerations.
o	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on each basket equity, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay forthe Notes.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

♦	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of each basket equity; the volatility of the underlying basket; the dividend rate paid on each basket equity; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	Owning the Notes is not the same as owning the basket equities — The return on your Notes may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the basket equities may have.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying basket will rise or fall. There can be no assurance that the price of the underlying basket will rise above the initial basket price. The price of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the basket equities. You should be willing to accept the risks of owning equities in general and the basket equities in particular, and the risk of losing some or all of your initial investment.
♦	Exchange rate risk — The underlying basket of the Notes includes the American depositary shares of HSBC Holdings plc, a foreign company. Holders of Notes linked to American depository shares may be exposed to currency exchange rate risks because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, and as a result changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, adverse changes in exchange rates may result in reduced returns for Notes linked to American depositary shares.
♦	Risks associated with foreign securities markets — Because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in Notes linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Notes prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, international markets. Notes prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦	There are important differences between the American depositary shares and the ordinary shares of a foreign company — The underlying basket of the Notes includes the American depositary shares of HSBC Holdings plc, a foreign company. There are important differences between the rights of holders of American depositary shares and the rights of holders of the ordinary shares. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign company, and holders of the American depositary shares, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the ordinary shares of the foreign company may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Notes.
♦	Changes in the prices of the basket equities may offset each other — The Notes are linked to an equally weighted basket comprised of the basket equities. Where the market price of one or more of the basket equities appreciates, the market price of one or more of the other basket equities may not appreciate by the same amount or may even decline. Therefore, in determining whether the final basket price and the payment at maturity on the Notes, increases in the prices of one or more of the basket equities may be moderated, or offset, by lesser increases or declines in the prices of one or more of the other basket equities.
♦	The Notes are considered “hold to maturity” products. Generally, there is no liquid market for the Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the basket equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying basket may adversely affect the performance of the basket equities and, therefore, the market value of the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket equities or trading activities related to the underlying basket or any basket equity, which may present a conflict between the interests of UBS and you, as a holder of the Notes. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlying return and the payment at maturity of the Notes based on the final basket price of the underlying basket on the final valuation date. The calculation agent can postpone the determination of the underlying return or the maturity date if a market disruption event occurs and is continuing on the final valuation date. As UBS determines the economic terms of the Notes, including the adjustment factor, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying basket to which the Notes are linked.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Notes” beginning on page 9.

Hypothetical Examples and Return Table of the Notes at Maturity

The examples and table below illustrate the Payment at Maturity for a $1,000.00 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for the Notes will be set on the trade date; amounts have been rounded for ease of analysis):

Investment Term:	Approximately 12 months
Initial Basket Price:	100.00
Range of Basket Performance:*	75% to -75%
Adjustment Factor:	99.80%
*	The performance range is provided for illustrative purposes only. The actual underlying return may be below -75% and you therefore may lose all or a significant portion of your investment in the Notes.

Final Basket Price	Underlying Return**	Payment at Maturity	Note Total Return at Maturity
175.0000	75.0000%	$1,746.50	74.650%
170.0000	70.0000%	$1,696.60	69.660%
165.0000	65.0000%	$1,646.70	64.670%
160.0000	60.0000%	$1,596.80	59.680%
155.0000	55.0000%	$1,546.90	54.690%
150.0000	50.0000%	$1,497.00	49.700%
145.0000	45.0000%	$1,447.10	44.710%
140.0000	40.0000%	$1,397.20	39.720%
135.0000	35.0000%	$1,347.30	34.730%
130.0000	30.0000%	$1,297.40	29.740%
125.0000	25.0000%	$1,247.50	24.750%
120.0000	20.0000%	$1,197.60	19.760%
115.0000	15.0000%	$1,147.70	14.770%
110.0000	10.0000%	$1,097.80	9.780%
105.0000	5.0000%	$1,047.90	4.790%
100.2004	0.2004%	$1,000.00	0.000%
100.0000	0.0000%	$998.00	-0.200%
95.0000	-5.0000%	$948.10	-5.190%
90.0000	-10.0000%	$898.20	-10.180%
85.0000	-15.0000%	$848.30	-15.170%
80.0000	-20.0000%	$798.40	-20.160%
75.0000	-25.0000%	$748.50	-25.150%
70.0000	-30.0000%	$698.60	-30.140%
65.0000	-35.0000%	$648.70	-35.130%
60.0000	-40.0000%	$598.80	-40.120%
55.0000	-45.0000%	$548.90	-45.110%
50.0000	-50.0000%	$499.00	-50.100%
45.0000	-55.0000%	$449.10	-55.090%
40.0000	-60.0000%	$399.20	-60.080%
35.0000	-65.0000%	$349.30	-65.070%
30.0000	-70.0000%	$299.40	-70.060%
25.0000	-75.0000%	$249.50	-75.050%
**	The underlying return excludes any cash dividend payments

Example 1 — The price of the underlying basket increases 20.00% from the initial basket price of 100.00 to a final basket price of 120.00. The investor receives a payment at maturity of $1,197.60 per $1,000.00 principal amount of the Notes, representing a return on the Notes of 19.760%, calculated as follows:

$1,000.00 × [(1 + 20%) × 99.80%] = $1,197.60

Example 2 — The price of the underlying basket increases 0.2004% from the initial basket price of 100.00 to a final basket price of 100.2004. The investor receives a payment at maturity of $1,000.00 per $1,000.00 principal amount of the Notes, representing a return on the Notes of 0.000%, calculated as follows:

$1,000.00 × [(1 + 0.2004%) × 99.80%] = $1,000.00

Example 3 — The initial basket price and the final basket price are both 100.00. The investor receives a payment at maturity of $998.00 per $1,000.00 principal amount of the Notes, representing a return on the Notes of -0.200%, calculated as follows:

$1,000.00 × [(1 + 0.00%) × 99.80%] = $998.00

Example 4 — The price of the underlying basket decreases 30.00% from the initial basket price of 100.00 to a final basket price of 70.00. The investor receives a payment at maturity of $698.60 per $1,000.00 principal amount of the Notes, representing a return on the Notes of -30.140%, calculated as follows:

$1,000.00 × [(1 + -30.00%) × 99.80%] = $698.60

Accordingly, if the final basket price is below the initial basket price or if the final basket price is not greater than the initial basket price by at least approximately 0.2004%, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your investment. You may lose up to 100% of your principal.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Return Notes product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying index. If your Notes are so treated, you should generally not recognize any income or loss with respect to your Notes prior to their maturity, redemption, sale or exchange and you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes in a manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-43 of the product supplement.

The Internal Revenue Service, for example, might assert that you should be required to recognize taxable gain on any rebalancing, replacement, or rollover of the underlying index.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Return Notes product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income.  Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets.  Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders.   Subject to the discussion below with respect to Section 871(m) and FATCA, we currently do not intend to withhold any tax on any payments in respect of the Notes made to a Non-U.S. Holder that provides us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld.

Section 871(m).  Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on as annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

Basket Information

All disclosures contained in this free writing prospectus regarding each basket equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to each basket equity.

Included on the following pages is a brief description of the issuers of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and the first and second calendar quarter of 2013. Partial data is provided for the third calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Basket Equities

The following lists the basket equities and the corresponding basket weighting and initial equity price of each basket equity. The initial equity prices will not be determined until the trade date. Each of the basket equity issuers faces its own business risks and other competitive factors. All of those factors may affect the underlying return and, consequently, the amount payable on your Note, if any, at maturity.

In some circumstances, the payment you receive on the Notes may be based on securities issued by a different company and not on a basket equity. See “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” on page PS-30 of the product supplement.

Basket Equity	Initial Equity Price	Basket Weighting
American International Group, Inc.	[•]	6.667%
Bank of America Corporation	[•]	6.667%
Capital One Financial Corporation	[•]	6.667%
Citigroup, Inc.	[•]	6.667%
HSBC Holdings plc	[•]	6.667%
KeyCorp	[•]	6.667%
Lincoln National Corporation	[•]	6.667%
The PNC Financial Services Group, Inc.	[•]	6.667%
Prudential Financial, Inc.	[•]	6.667%
Reinsurance Group of America, Incorporated	[•]	6.667%
SunTrust Banks, Inc.	[•]	6.667%
SVB Financial Group	[•]	6.667%
U.S. Bancorp	[•]	6.667%
Wells Fargo & Company	[•]	6.667%
Zions Bancorporation	[•]	6.667%

American International Group, Inc.

According to publicly available information, American International Group, Inc. (“AIG”) is an international insurance organization serving customers in in the United States and abroad. AIG’s reportable business segments include AIG Property Casualty and AIG Life and Retirement. The AIG Property Casualty segment, which provides insurance products for commercial, institutional and individual customers, is presented as two operating segments: Commercial Insurance and Consumer Insurance in addition to an AIG Property Casualty Other category. AIG’s property and casualty operations are conducted through multiple-line companies writing substantially all commercial and consumer lines both domestically and abroad. The AIG Life and Retirement segment is presented as two operating segments: Life Insurance, which focuses on mortality and morbidity based protection products, and Retirement Services, which focuses on investment, retirement savings and income solutions. AIG Life and Retirement offers a suite of products and services to individuals and groups, including term life insurance, universal life insurance, accident and health (A&H) insurance, fixed and variable deferred annuities, fixed payout annuities, mutual funds and financial planning. The AIG Life and Retirement segment offers its products and services through a multi-channel distribution network that includes banks, national, regional and independent broker-dealers, affiliated financial advisors, independent marketing organizations, independent and career insurance agents, structured settlement brokers, benefit consultants and direct-to-consumer platforms. AIG’s Other Operations include the results from Mortgage Guaranty operations, Global Capital Markets operations, Direct Investment book operations, Retainted Interest operations and Corporate operations. Information filed by AIG with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08787, or its CIK Code: 0000005272. AIG’s website is http://www.aig.com. AIG’s common stock is listed on the New York Stock Exchange under the ticker symbol “AIG.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for AIG’s common stock, based on the daily closing prices on the primary exchange for AIG. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of AIG’s common stock on July 26, 2013 was $46.54. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$29.15	$5.86	$16.75
4/1/2009	6/30/2009	$33.68	$17.59	$19.43
7/1/2009	9/30/2009	$42.08	$7.94	$36.95
10/1/2009	12/31/2009	$38.45	$23.51	$25.11
1/4/2010	3/31/2010	$30.36	$18.56	$28.60
4/1/2010	6/30/2010	$37.29	$28.52	$28.85
7/1/2010	9/30/2010	$34.88	$27.73	$32.75
10/1/2010	12/31/2010	$49.74	$32.55	$48.27
1/3/2011	3/31/2011	$51.25	$34.95	$35.14
4/1/2011	6/30/2011	$35.00	$27.23	$29.32
7/1/2011	9/30/2011	$30.21	$21.61	$21.95
10/3/2011	12/30/2011	$26.52	$20.07	$23.20
1/3/2012	3/30/2012	$30.83	$23.54	$30.83
4/2/2012	6/30/2012	$34.76	$27.21	$32.09
7/2/2012	9/28/2012	$35.02	$30.15	$32.79
10/1/2012	12/31/2012	$37.21	$30.68	$35.30
1/2/2013	3/28/2013	$39.58	$34.84	$38.82
4/1/2013	6/28/2013	$46.21	$37.69	$44.70
7/1/2013*	7/26/2013*	$47.45	$44.22	$46.54
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of AIG’s common stock from July 26, 2003 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Bank of America Corporation

According to publicly available information, Bank of America Corporation (“Bank of America”) is a bank holding company and a financial holding company. Through Bank of America’s banking and various nonbanking subsidiaries throughout the U.S. and in international markets, Bank of America provides a range of banking and nonbanking financial services and products through five business segments: Consumer & Business Banking, Consumer Real Estate Services, Global Banking, Global Markets and Global Wealth & Investment Management, with the remaining operations recorded in All Other. Consumer & Business Banking which is comprised of Deposits, Card Services and Business Banking, offers a diversified range of credit, banking and investment products and services to consumers and businesses. Consumer Real Estate Services provides an line of consumer real estate products and services to customers nationwide. Global Banking provides a range of lending-related products and services, integrated working capital management and treasury solutions to clients, and underwriting and advisory services through the Corporation’s network of offices and client relationship teams along with various product partners. Global Markets offers sales and trading services, including research, to institutional clients across fixed income, credit, currency, commodity and equity businesses. Global Wealth & Investment Management provides comprehensive wealth management solutions to a broad base of clients from emerging affluent to the ultra-wealthy. All Other consists of ALM activities, equity investments, liquidating businesses and other. ALM activities encompass the whole-loan residential mortgage portfolio and investment securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, gains/losses on structured liabilities, and the impact of certain allocation methodologies and accounting hedge ineffectiveness. Information filed by Bank of America with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06523, or its CIK Code: 0000070858. Bank of America’s website is http://www.bankofamerica.com. Bank of America’s common stock is listed on the New York Stock Exchange under the ticker symbol “BAC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Bank of America’s common stock, based on the daily closing prices on the primary exchange for Bank of America. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Bank of America’s common stock on July 26, 2013 was $14.73. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$14.33	$3.14	$6.82
4/1/2009	6/30/2009	$14.17	$7.05	$13.20
7/1/2009	9/30/2009	$17.98	$11.84	$16.92
10/1/2009	12/31/2009	$18.59	$14.58	$15.06
1/4/2010	3/31/2010	$18.04	$14.45	$17.85
4/1/2010	6/30/2010	$19.48	$14.37	$14.37
7/1/2010	9/30/2010	$15.67	$12.32	$13.11
10/1/2010	12/31/2010	$13.56	$10.95	$13.34
1/3/2011	3/31/2011	$15.25	$13.33	$13.33
4/1/2011	6/30/2011	$13.72	$10.50	$10.96
7/1/2011	9/30/2011	$11.09	$6.06	$6.12
10/3/2011	12/30/2011	$7.35	$4.99	$5.56
1/3/2012	3/30/2012	$9.93	$5.80	$9.57
4/2/2012	6/30/2012	$9.68	$6.83	$8.18
7/2/2012	9/28/2012	$9.55	$7.04	$8.83
10/1/2012	12/31/2012	$11.60	$8.93	$11.60
1/2/2013	3/28/2013	$12.78	$11.03	$12.18
4/1/2013	6/28/2013	$13.83	$11.44	$12.86
7/1/2013*	7/26/2013*	$14.94	$12.83	$14.73
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of Bank of America’s common stock from January 3, 2000 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Capital One Financial Corporation

According to publicly available information, Capital One Financial Corporation (“Capital One”) is a financial services company, whose banking and non-banking subsidiaries market financial products and services to consumers, small businesses and commercial clients through branches, the internet and other distribution channels. Capital One’s principal subsidiaries include Capital One Bank, (USA), National Association, which offers credit and debit card products, other lending products and deposit products; and Capital One, National Association, which offers a range of banking products and financial services to consumers, small businesses and commercial clients. Capital One operates in three segments: Credit Card, Commercial Banking and Consumer Banking. The Credit Card segment includes its domestic consumer and small business card lending, domestic national small business lending, national closed end installment lending and the international card lending businesses in Canada and the United Kingdom. The Commercial Banking segment includes Capital One’s lending, deposit gathering and treasury management services for commercial real estate and middle market customers. Capital One’s Consumer Banking segment includes its branch-based lending and deposit gathering activities for small business customers, as well as its branch-based consumer deposit gathering and lending activities, national deposit gathering, consumer mortgage lending and servicing activities and national automobile lending. Information filed by Capital One with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13300, or its CIK Code: 0000927628. Capital One’s website is http://www.capitalone.com. Capital One’s common stock is listed on the New York Stock Exchange under the ticker symbol “COF.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Capital One’s common stock, based on the daily closing prices on the primary exchange for Capital One. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Capital One’s common stock on July 26, 2013 was $68.76. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$34.14	$8.31	$12.24
4/1/2009	6/30/2009	$31.34	$12.81	$21.88
7/1/2009	9/30/2009	$39.00	$20.47	$35.73
10/1/2009	12/31/2009	$41.05	$33.19	$38.34
1/4/2010	3/31/2010	$43.02	$34.63	$41.41
4/1/2010	6/30/2010	$46.73	$38.02	$40.30
7/1/2010	9/30/2010	$45.00	$37.12	$39.55
10/1/2010	12/31/2010	$42.78	$36.55	$42.56
1/3/2011	3/31/2011	$52.76	$43.68	$51.96
4/1/2011	6/30/2011	$56.21	$47.87	$51.67
7/1/2011	9/30/2011	$54.31	$37.63	$39.63
10/3/2011	12/30/2011	$47.07	$37.75	$42.29
1/3/2012	3/30/2012	$57.15	$43.75	$55.74
4/2/2012	6/30/2012	$56.36	$48.40	$54.66
7/2/2012	9/28/2012	$59.37	$53.36	$57.01
10/1/2012	12/31/2012	$61.40	$54.77	$57.93
1/2/2013	3/28/2013	$62.88	$50.80	$54.95
4/1/2013	6/28/2013	$62.81	$52.76	$62.81
7/1/2013*	7/26/2013*	$69.19	$63.59	$68.76
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of Capital One’s common stock from January 3, 2000 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Citigroup, Inc.

According to publicly available information, Citigroup Inc. (“Citigroup”) is a global financial services holding company. Citigroup provides consumers, corporations, governments and institutions with a range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services and wealth management. Citigroup operates through two primary business segments: Citicorp, consisting of its Global Consumer Banking businesses, Institutional Clients Group, and Corporate/other; and Citi Holdings, consisting of its Brokerage and Asset Management, Local Consumer Lending, and Special Asset Pool. Citicorp is Citigroup’s global bank for consumers and businesses, and represents its core franchise. Citigroup’s Institutional Clients Groups provides corporate, institutional, public sector and high-net-worth clients with a range of products and services, including cash management, trade finance and services, securities services, trading, underwriting, lending and advisory services. Information filed by Citigroup with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09924, or its CIK Code: 0000831001. Citigroup’s website is http://www.citigroup.com. Citigroup’s common stock is listed on the New York Stock Exchange under the ticker symbol “C.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Citigroup’s common stock, based on the daily closing prices on the primary exchange for Citigroup. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Citigroup’s common stock on July 26, 2013 was $52.21. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$74.60	$10.20	$25.30
4/1/2009	6/30/2009	$40.20	$26.80	$29.70
7/1/2009	9/30/2009	$52.30	$25.90	$48.40
10/1/2009	12/31/2009	$50.00	$32.00	$33.10
1/4/2010	3/31/2010	$43.10	$31.50	$40.50
4/1/2010	6/30/2010	$49.70	$36.30	$37.60
7/1/2010	9/30/2010	$43.00	$36.60	$39.00
10/1/2010	12/31/2010	$48.10	$39.50	$47.30
1/3/2011	3/31/2011	$51.30	$43.90	$44.20
4/1/2011	6/30/2011	$46.00	$36.81	$41.64
7/1/2011	9/30/2011	$42.88	$23.96	$25.62
10/3/2011	12/30/2011	$34.17	$23.11	$26.31
1/3/2012	3/30/2012	$38.08	$28.17	$36.55
4/2/2012	6/30/2012	$36.87	$24.82	$27.41
7/2/2012	9/28/2012	$34.79	$25.24	$32.72
10/1/2012	12/31/2012	$40.17	$32.75	$39.56
1/2/2013	3/28/2013	$47.60	$41.15	$44.24
4/1/2013	6/28/2013	$53.27	$42.50	$47.97
7/1/2013*	7/26/2013*	$53.00	$47.67	$52.21
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of Citigroup’s common stock from January 3, 2000 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

HSBC Holdings plc

According to publicly available information, HSBC Holdings plc (“HSBC”) is a global company which offers banking and financial services. HSBC operates four principal businesses: Retail Banking and Wealth Management, Commercial Banking, Global Banking and Markets, and Global Private Banking. The Retail Banking and Wealth Management business offers deposit and account services, credit and lending, financial advisory services, life insurance manufacturing, and asset management. HSBC’s Commercial Banking business serves corporate and mid-market companies by offering a range of products which includes credit and lending, international trade finance, and trade insurance, and foreign exchange and interest rate products. The Global Banking and Markets businesses primarily serve major government, corporate, institutional, and private clients through treasury and capital markets services. HSBC’s Global Private Banking businesses focus on investment management and trustee services for high-net worth individuals and families worldwide. Information filed by HSBC with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14930, or its CIK Code: 0001089113. HSBC’s website is http://www.hsbc.com. HSBC’s American depositary shares is listed on the New York Stock Exchange under the ticker symbol “HBC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for HSBC’s American depositary shares, based on the daily closing prices on the primary exchange for HSBC. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of HSBC’s American depositary shares on July 26, 2013 was $56.54. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$44.96	$22.00	$28.22
4/1/2009	6/30/2009	$45.46	$29.51	$41.77
7/1/2009	9/30/2009	$59.53	$39.87	$57.35
10/1/2009	12/31/2009	$63.95	$54.90	$57.09
1/4/2010	3/31/2010	$59.32	$50.31	$50.69
4/1/2010	6/30/2010	$54.97	$44.37	$45.59
7/1/2010	9/30/2010	$53.74	$45.70	$50.59
10/1/2010	12/31/2010	$56.92	$50.56	$51.04
1/3/2011	3/31/2011	$58.99	$50.00	$51.80
4/1/2011	6/30/2011	$54.73	$48.24	$49.62
7/1/2011	9/30/2011	$50.51	$37.61	$38.04
10/3/2011	12/30/2011	$45.40	$35.83	$38.10
1/3/2012	3/30/2012	$45.87	$38.26	$44.39
4/2/2012	6/30/2012	$45.96	$38.69	$44.13
7/2/2012	9/28/2012	$47.65	$39.69	$46.46
10/1/2012	12/31/2012	$53.07	$46.99	$53.07
1/2/2013	3/28/2013	$57.12	$52.83	$53.34
4/1/2011	6/28/2013	$58.61	$50.68	$51.90
7/1/2013*	7/26/2013*	$56.72	$52.20	$56.64
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of HSBC’s American depositary shares from January 3, 2000 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

KeyCorp

According to publicly available information, KeyCorp (“KeyCorp”) is a bank holding company. KeyCorp is the parent holding company of KeyBank National Association, which provides the majority of KeyCorp’s banking services. Through KeyBank National Association and other subsidiaries, KeyCorp provides a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients. KeyCorp operates in two major business segments: Key Community Bank and Key Corporate Bank. The Key Community Bank segment serves individuals and small to mid-sized businesses through deposit services, investment services, lending services, credit card offerings, and personalized wealth management products and services. The segment is divided geographically into three primary regions: the Rocky Mountains and Northwest, the Great Lakes, and the Northeast. The Key Corporate Bank segment operates through three main businesses: Real Estate Capital and Corporate Banking Services, Equipment Finance, and Institutional and Capital Markets. Information filed by KeyCorp with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11302, or its CIK Code: 0000091576. KeyCorp’s website is http://www.key.com. KeyCorp’s common stock is listed on the New York Stock Exchange under the ticker symbol “KEY.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for KeyCorp’s common stock, based on the daily closing prices on the primary exchange for KeyCorp. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of KeyCorp’s common stock on July 26, 2013 was $12.40. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$9.14	$5.36	$7.87
4/1/2009	6/30/2009	$9.23	$4.60	$5.24
7/1/2009	9/30/2009	$7.02	$4.82	$6.50
10/1/2009	12/31/2009	$6.68	$5.32	$5.55
1/4/2010	3/31/2010	$7.93	$5.94	$7.75
4/1/2010	6/30/2010	$9.19	$7.47	$7.69
7/1/2010	9/30/2010	$8.91	$7.22	$7.96
10/1/2010	12/31/2010	$8.85	$7.53	$8.85
1/3/2011	3/31/2011	$9.71	$8.40	$8.88
4/1/2011	6/30/2011	$8.98	$7.93	$8.33
7/1/2011	9/30/2011	$8.44	$5.71	$5.93
10/3/2011	12/30/2011	$7.78	$5.72	$7.69
1/3/2012	3/30/2012	$8.69	$7.62	$8.50
4/2/2012	6/30/2012	$8.48	$6.89	$7.74
7/2/2012	9/28/2012	$9.04	$7.56	$8.74
10/1/2012	12/31/2012	$8.90	$7.90	$8.42
1/2/2013	3/28/2013	$10.15	$8.78	$9.96
4/1/2013	6/28/2013	$11.08	$9.33	$11.04
7/1/2013*	7/26/2013*	$12.40	$11.24	$12.40
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low”’ and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of KeyCorp’s common stock from January 3, 2000 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Lincoln National Corporation

According to publicly available information, Lincoln National Corporation (“Lincoln National”) is a holding company, which operates multiple insurance and retirement businesses through subsidiary companies. Lincoln National, through its business segments, sells a range of wealth protection, accumulation and retirement income products and solutions. These products include fixed and indexed annuities, variable annuities, universal life insurance, variable universal life insurance, linked-benefit universal life insurance, term life insurance, employer-sponsored retirement plans and services and group life, disability and dental insurance. Lincoln National operates in four business segments: Annuities, Retirement Plan Services, Life Insurance and Group Protection. The Annuities segment provides fixed and variable annuities. The Retirement Plan Services segment provides employers with retirement plan products and services, primarily in the defined contribution retirement plan marketplaces. The Life Insurance segment focuses on the creation and protection of wealth for its clients through the manufacturing of life insurance products. The Group Protection segment offers group non-medical insurance products, principally term life, disability and dental, to the employer marketplace through various forms of contributory and contributory plans. Information filed by Lincoln National with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06028, or its CIK Code: 0000059558. Lincoln National’s website is http://www.lfg.com. Lincoln National’s common stock is listed on the New York Stock Exchange under the ticker symbol “LNC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Lincoln National’s common stock, based on the daily closing prices on the primary exchange for Lincoln National. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Lincoln National’s common stock on July 26, 2013 was $41.55. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$25.01	$5.01	$6.69
4/1/2009	6/30/2009	$19.58	$6.38	$17.21
7/1/2009	9/30/2009	$27.00	$14.60	$25.91
10/1/2009	12/31/2009	$27.84	$22.12	$24.88
1/4/2010	3/31/2010	$30.70	$23.50	$30.70
4/1/2010	6/30/2010	$32.90	$24.29	$24.29
7/1/2010	9/30/2010	$26.46	$20.97	$23.92
10/1/2010	12/31/2010	$28.92	$23.42	$27.81
1/3/2011	3/31/2011	$32.49	$28.69	$30.04
4/1/2011	6/30/2011	$31.64	$26.06	$28.49
7/1/2011	9/30/2011	$29.39	$15.30	$15.63
10/3/2011	12/30/2011	$21.40	$14.32	$19.42
1/3/2012	3/30/2012	$27.29	$19.93	$26.36
4/2/2012	6/30/2012	$26.56	$19.34	$21.87
7/2/2012	9/28/2012	$25.80	$19.29	$24.19
10/1/2012	12/31/2012	$26.45	$23.15	$25.90
1/2/2013	3/28/2013	$33.47	$27.34	$32.61
4/1/2013	6/28/2013	$36.47	$30.86	$36.47
7/1/2013*	7/26/2013*	$41.55	$36.98	$41.55
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of Lincoln National’s common stock from January 3, 2000 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

The PNC Financial Services Group, Inc.

According to publicly available information, PNC Financial Services Group, Inc. (“PNC”) is a diversified financial services company. PNC has businesses engaged in: Retail Banking, Corporate and Institutional Banking, Asset Management and Residential Mortgage Banking. It provides many of its products and services nationally and others in its primary geographic markets. PNC also provides certain investment services internationally. The Retail Banking segment provides deposit, lending, brokerage, investment management and cash management services to consumer and small business customers within its primary geographic markets. The Corporate and Institutional Banking segment provides lending, treasury management and capital markets-related products and services to mid-sized corporations, government and not-for-profit entities and selectively to large corporations. The Asset Management Group includes personal wealth management for high net worth and ultra high net worth clients and institutional asset management. The Residential Mortgage Banking segment directly originates primarily first lien residential mortgage loans on a nationwide basis and also originates loans through majority owned affiliates. PNC also hold an equity investment in BlackRock, Inc. (“BlackRock”). BlackRock provides diversified investment management services to institutional clients, intermediary and individual investors through various investment vehicles. Investment management services primarily consist of the management of equity, fixed income, multi-asset class, alternative investment and cash management products. Falling outside of the core business strategy, PNC also has a Non-Strategic Assets Portfolio which was obtained through the acquisition of other companies. The Non-Strategic Assets Portfolio includes a consumer portfolio of mainly residential mortgage and brokered home equity loans and a small commercial loan and lease portfolio. Information filed by PNC with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09718, or its CIK Code: 0000713676. PNC’s website is http://www.pnc.com. PNC’s common stock is listed on the New York Stock Exchange under the ticker symbol “PNC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for PNC’ common stock, based on the daily closing prices on the primary exchange for PNC. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of PNC’s common stock on July 26, 2013 was $75.90. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$48.95	$18.51	$29.29
4/1/2009	6/30/2009	$53.08	$30.50	$38.81
7/1/2009	9/30/2009	$48.59	$34.17	$48.59
10/1/2009	12/31/2009	$57.01	$44.29	$52.79
1/4/2010	3/31/2010	$59.96	$50.75	$59.70
4/1/2010	6/30/2010	$69.64	$56.50	$56.50
7/1/2010	9/30/2010	$62.74	$50.36	$51.91
10/1/2010	12/31/2010	$61.57	$51.32	$60.72
1/3/2011	3/31/2011	$64.94	$59.99	$62.99
4/1/2011	6/30/2011	$64.13	$56.61	$59.61
7/1/2011	9/30/2011	$60.89	$42.98	$48.19
10/3/2011	12/30/2011	$58.57	$46.24	$57.67
1/3/2012	3/30/2012	$64.70	$57.11	$64.49
4/2/2012	6/30/2012	$67.33	$56.84	$61.11
7/2/2012	9/28/2012	$66.78	$57.37	$63.10
10/1/2012	12/31/2012	$64.95	$53.69	$58.31
1/2/2013	3/28/2013	$66.80	$59.45	$66.50
4/1/2013	6/28/2013	$73.63	$63.75	$72.92
7/1/2013*	7/26/2013*	$77.19	$73.49	$75.90
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of PNC’s common stock from January 3, 2000 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Prudential Financial, Inc.

According to publicly available information, Prudential Financial, Inc. (“Prudential”) is a financial services company. Prudential has operations in the United States, Asia, Europe and Latin America. Through its subsidiaries, Prudential offers products and services, including life insurance, annuities, retirement-related services, mutual funds, and investment management. Prudential offers these products and services to individual and institutional customers through third party distribution networks. Prudential has two businesses: Financial Services Business and the Closed Block Business. Financial Services Businesses comprises Prudential’s U.S. Retirement Solutions and Investment Management division, U.S. Individual Life and Group Insurance division, and International Insurance division as well as Prudential’s Corporate and Other operations. The Closed Block Business comprises the assets and related liabilities of the Closed Block described below and certain related assets and liabilities. Information filed by Prudential with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16707, or its CIK Code: 0001137774. Prudential’s website is http://www.prudential.com. Prudential’s common stock is listed on the New York Stock Exchange under the ticker symbol “PRU.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Prudential’s common stock, based on the daily closing prices on the primary exchange for Prudential. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Prudential’s common stock on July 26, 2013 was $79.16. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$35.11	$11.29	$19.02
4/1/2009	6/30/2009	$46.00	$20.50	$37.22
7/1/2009	9/30/2009	$54.63	$33.28	$49.91
10/1/2009	12/31/2009	$52.82	$44.64	$49.76
1/4/2010	3/31/2010	$60.50	$47.02	$60.50
4/1/2010	6/30/2010	$65.82	$53.66	$53.66
7/1/2010	9/30/2010	$59.54	$49.65	$54.18
10/1/2010	12/31/2010	$59.95	$50.68	$58.71
1/3/2011	3/31/2011	$67.32	$58.32	$61.58
4/1/2011	6/30/2011	$64.62	$57.77	$63.59
7/1/2011	9/30/2011	$65.26	$43.93	$46.86
10/3/2011	12/30/2011	$57.32	$43.91	$50.12
1/3/2012	3/30/2012	$64.65	$51.30	$63.39
4/2/2012	6/30/2012	$64.50	$44.74	$48.43
7/2/2012	9/28/2012	$58.63	$45.46	$54.51
10/1/2012	12/31/2012	$59.89	$48.74	$53.33
1/2/2013	3/28/2013	$60.41	$54.64	$58.99
4/1/2013	6/28/2013	$73.03	$54.91	$73.03
7/1/2013*	7/26/2013*	$79.16	$73.30	$79.16
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of Prudential’s common stock from December 13, 2001 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Reinsurance Group of America, Incorporated

According to publicly available information, Reinsurance Group of America, Incorporated (“RGA”) is an international insurance holding company which primarily offers reinsurance of individual and group coverages for traditional life and health, longevity, disability income, asset-intensive (e.g., annuities) and critical illness products, and financial reinsurance. RGA has five geographic- based operational segments: U.S., Canada, Europe & South Africa, Asia Pacific and Corporate and Other. The U.S. operations market traditional life and health reinsurance, reinsurance of asset-intensive products, and financial reinsurance, primarily to U.S. life insurance companies. The Canada operations assist clients with capital management and mortality and morbidity risk management and is engaged in traditional individual life reinsurance, as well as creditor, group life and health, critical illness, and longevity reinsurance. The Europe & South Africa operations include life and health products through yearly renewable term and coinsurance agreements, the reinsurance of critical illness coverage and the reinsurance of longevity risk related to payout annuities. The Asia Pacific operations include life, critical illness, health, disability income, superannuation, and financial reinsurance. Corporate and Other operations include investment income from invested assets not allocated to support segment operations and undeployed proceeds from RGA’s capital raising efforts. Information filed by RGA with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11848, or its CIK Code: 0000898174. RGA’s website is http://www.rgare.com. RGA’s common stock is listed on the New York Stock Exchange under the ticker symbol “RGA.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for RGA’s common stock, based on the daily closing prices on the primary exchange for RGA. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of RGA’s common stock on July 26, 2013 was $68.28. The historical performance of the basket equity should not be taken as indication of the future performance of thebasket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$42.84	$21.59	$32.39
4/1/2009	6/30/2009	$38.06	$29.47	$34.91
7/1/2009	9/30/2009	$45.27	$32.63	$44.60
10/1/2009	12/31/2009	$48.61	$42.78	$47.65
1/4/2010	3/31/2010	$52.52	$45.57	$52.52
4/1/2010	6/30/2010	$55.96	$44.56	$45.71
7/1/2010	9/30/2010	$49.94	$43.53	$48.29
10/1/2010	12/31/2010	$54.70	$47.59	$53.71
1/3/2011	3/31/2011	$62.78	$55.29	$62.78
4/1/2011	6/30/2011	$63.53	$59.10	$60.86
7/1/2011	9/30/2011	$63.79	$45.36	$45.95
10/3/2011	12/30/2011	$54.85	$44.99	$52.25
1/3/2012	3/30/2012	$59.86	$51.45	$59.47
4/2/2012	6/30/2012	$59.36	$49.02	$53.21
7/2/2012	9/28/2012	$60.00	$54.05	$57.87
10/1/2012	12/31/2012	$60.01	$48.64	$53.52
1/2/2013	3/28/2013	$60.90	$54.52	$59.67
4/1/2013	6/28/2013	$69.11	$57.47	$69.11
7/1/2013*	7/26/2013*	$73.30	$67.90	$68.28
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of RGA’s common stock from January 3, 2000 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basketequity.

SunTrust Banks, Inc.

According to publicly available information, SunTrust Banks, Inc. (“SunTrust”) is a commercial banking organization. SunTrust is a financial services holding company whose businesses provide a range of financial services to consumer and corporate clients.Through its subsidiary, SunTrust Bank, SunTrust provides deposit, credit, and trust and investment services to consumers and businesses. Additional subsidiaries provide mortgage banking, asset management, securities brokerage, capital market services, and credit-related insurance. SunTrust operates primarily within Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia, and the District of Columbia. SunTrust provides clients with a selection of technology-based banking channels, including the internet, ATMs, and twenty-four hour telebanking. Information filed by SunTrust with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08918, or its CIK Code: 0000750556. SunTrust’s website is http://www.suntrust.com. SunTrust’s common stock is listed on the New York Stock Exchange under the ticker symbol “STI.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for SunTrust’s common stock, based on the daily closing prices on the primary exchange for SunTrust. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of SunTrust’s common stock on July 26, 2013 was $34.89. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$29.92	$6.70	$11.74
4/1/2009	6/30/2009	$20.77	$10.83	$16.45
7/1/2009	9/30/2009	$24.10	$15.04	$22.55
10/1/2009	12/31/2009	$23.63	$18.89	$20.29
1/4/2010	3/31/2010	$28.09	$20.44	$26.79
4/1/2010	6/30/2010	$31.85	$23.30	$23.30
7/1/2010	9/30/2010	$26.63	$22.35	$25.83
10/1/2010	12/31/2010	$29.66	$23.36	$29.51
1/3/2011	3/31/2011	$32.59	$27.87	$28.84
4/1/2011	6/30/2011	$29.88	$25.00	$25.80
7/1/2011	9/30/2011	$26.42	$16.91	$17.95
10/3/2011	12/30/2011	$21.01	$15.80	$17.70
1/3/2012	3/30/2012	$24.65	$18.52	$24.17
4/2/2012	6/30/2012	$24.80	$21.10	$24.23
7/2/2012	9/28/2012	$29.91	$22.75	$28.27
10/1/2012	12/31/2012	$30.31	$25.44	$28.35
1/2/2013	3/28/2013	$29.73	$27.12	$28.81
4/1/2013	6/28/2013	$32.60	$27.32	$31.57
7/1/2013*	7/26/2013*	$35.16	$31.99	$34.89
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low”’ and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of SunTrust’s common stock from January 3, 2000 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

SVB Financial Group

According to publicly available information, SVB Financial Group (“SVB Financial”) is a financial services company, as well as a bank holding company and financial holding company. Through its subsidiaries and divisions, SVB Financial provides banking and financial products both in the United States and in countries abroad, including China, India, Israel, and the United Kingdom. SVB Financial’s principal subsidiary, Silicon Valley Bank, offers private and commercial banking services, brokerage services, and investment advisory and asset management services. Through other subsidiaries, SVB Financial also offers fund management services, venture capital and private equity investments, and business valuation services. SVB Financial has three operating segments: Global Commercial Bank, SVB Private Bank, and SVB Capital. The Global Commercial Bank segment is comprised of results primarily from SVB Financial’s Commercial Bank, as well as from SVB Specialty Lending, SVB Analytics and Debt Fund Investments. The SVB Private Bank segment operates as the company’s private banking division. The SVB Capital segment is the venture capital investment arm of SVB Financial, which focuses primarily on funds management. Information filed by SVB Financial with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-15637, or its CIK Code: 0000719739. SVB Financial’s website is http://www.svb.com. SVB Financial’s common stock is listed on the New York Stock Exchange under theticker symbol “SIVB.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for SVB Financial’s common stock, based on the daily closing prices on the primary exchange for SVB Financial. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of SVB Financial’s common stock on July 26, 2013 was $89.26. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$26.13	$12.04	$20.01
4/1/2009	6/30/2009	$30.40	$16.00	$27.22
7/1/2009	9/30/2009	$44.21	$24.00	$43.27
10/1/2009	12/31/2009	$45.55	$36.85	$41.69
1/4/2010	3/31/2010	$48.38	$40.23	$46.66
4/1/2010	6/30/2010	$51.66	$41.23	$41.23
7/1/2010	9/30/2010	$45.19	$36.95	$42.32
10/1/2010	12/31/2010	$54.24	$42.19	$53.05
1/3/2011	3/31/2011	$57.35	$52.26	$56.93
4/1/2011	6/30/2011	$60.44	$55.66	$59.71
7/1/2011	9/30/2011	$62.50	$36.41	$37.00
10/3/2011	12/30/2011	$48.45	$34.41	$47.69
1/3/2012	3/30/2012	$67.44	$48.84	$64.34
4/2/2012	6/30/2012	$65.70	$54.75	$58.72
7/2/2012	9/28/2012	$62.45	$55.68	$60.46
10/1/2012	12/31/2012	$61.92	$52.57	$55.97
1/2/2013	3/28/2013	$70.94	$58.24	$70.94
4/1/2013	6/28/2013	$83.83	$66.10	$83.32
7/1/2013*	7/26/2013*	$90.28	$86.04	$89.26
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of SVB Financial’s common stock from January 3, 2000 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

U.S. Bancorp

According to publicly available information, U.S. Bancorp (“U.S. Bancorp”) is a multi-state financial services holding company. U.S. Bancorp provides financial services, including lending and depository services, cash management, capital markets, and trust and investment management services. U.S. Bancorp also engages in credit card services, merchant and ATM processing, mortgage banking, insurance, brokerage and leasing. Commercial and consumer lending services are principally offered to customers within U.S. Bancorp’s domestic markets, to domestic customers with foreign operations and to large national customers focusing on specific targeted industries. U.S. Bancorp’s banking subsidiaries are engaged in the general banking business, principally in domestic markets. The subsidiaries provide a range of products and services to individuals, businesses, institutional organizations, governmental entities and other financial institutions. U.S. Bancorp’s non-banking subsidiaries primarily offer investment and insurance products to U.S. Bancorp’s customers principally within its markets, and mutual fund processing services to a broad range of mutual funds. Information filed by U.S.Bancorp with theSEC under the Exchange Act can be located by reference to its SEC file number: 001-06880, or its CIK Code: 0000036104. U.S. Bancorp’s website is http://www.usbank.com. U.S. Bancorp’s common stock is listed on the New York Stock Exchange under the ticker symbol “USB.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for U.S. Bancorp’s common stock, based on the daily closing prices on the primary exchange for U.S. Bancorp. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of U.S. Bancorp’s common stock on July 26, 2013 was $37.54. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$25.25	$8.82	$14.61
4/1/2009	6/30/2009	$21.29	$14.36	$17.92
7/1/2009	9/30/2009	$23.25	$16.59	$21.86
10/1/2009	12/31/2009	$25.35	$21.11	$22.51
1/4/2010	3/31/2010	$26.25	$22.88	$25.88
4/1/2010	6/30/2010	$28.26	$22.35	$22.35
7/1/2010	9/30/2010	$24.51	$20.71	$21.62
10/1/2010	12/31/2010	$27.18	$21.62	$26.97
1/3/2011	3/31/2011	$28.70	$26.05	$26.43
4/1/2011	6/30/2011	$26.90	$23.85	$25.51
7/1/2011	9/30/2011	$27.01	$20.31	$23.54
10/3/2011	12/30/2011	$27.49	$22.65	$27.05
1/3/2012	3/30/2012	$32.11	$27.57	$31.68
4/2/2012	6/30/2012	$32.43	$28.79	$32.16
7/2/2012	9/28/2012	$34.93	$31.90	$34.30
10/1/2012	12/31/2012	$35.19	$31.21	$31.94
1/2/2013	3/28/2013	$34.41	$32.51	$33.93
4/1/2013	6/28/2013	$36.15	$32.27	$36.15
7/1/2013*	7/26/2013*	$37.66	$36.30	$37.54
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of U.S. Bancorp’s common stock from January 3, 2000 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Wells Fargo & Company

According to publicly available information, Wells Fargo & Company (“Wells Fargo”) is a diversified financial services company. Wells Fargo provides retail, commercial and corporate banking services through banking stores and offices, the internet and other distribution channels to individuals, businesses and institutions in all 50 states, the District of Columbia and in other countries. Wells Fargo provides other financial services, through subsidiaries engaged in various businesses, principally wholesale banking, mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency and brokerage services, computer and data processing services, trust services, investment advisory services, mortgage-backed securities servicing and venture capital investment. Wells Fargo operates in three segments: Community Banking, Wholesale Banking and Wealth and Brokerage and Retirement. The Community Banking segment offers a line of diversified financial products and services for consumers and small businesses. The Wholesale Banking segment provides financial advice to businesses across the United States and to financial institutions globally. Wholesale Banking provides a line of commercial, corporate, capital markets, cash management and real estate banking products and services. The Wealth, Brokerage and Retirement segment provides a range of financial advisory services to clients. Information filed by Wells Fargo with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02979, or its CIK Code: 0000072971. Wells Fargo’s website is http://www.wellsfargo.com. Wells Fargo’s common stock is listed on the New York Stock Exchange under the ticker symbol “WFC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Wells Fargo’s common stock, based on the daily closing prices on the primary exchange for Wells Fargo. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Wells Fargo’s common stock on July 26, 2013 was $43.51. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$30.00	$8.12	$14.24
4/1/2009	6/30/2009	$28.18	$14.48	$24.26
7/1/2009	9/30/2009	$29.41	$22.87	$28.18
10/1/2009	12/31/2009	$31.38	$25.32	$26.99
1/4/2010	3/31/2010	$31.22	$26.43	$31.12
4/1/2010	6/30/2010	$33.88	$25.60	$25.60
7/1/2010	9/30/2010	$28.57	$23.25	$25.13
10/1/2010	12/31/2010	$31.31	$23.59	$30.99
1/3/2011	3/31/2011	$34.10	$31.20	$31.70
4/1/2011	6/30/2011	$32.40	$25.36	$28.06
7/1/2011	9/30/2011	$29.38	$22.88	$24.12
10/3/2011	12/30/2011	$27.80	$23.18	$27.56
1/3/2012	3/30/2012	$34.47	$28.43	$34.14
4/2/2012	6/30/2012	$34.51	$30.05	$33.44
7/2/2012	9/28/2012	$36.13	$32.85	$34.53
10/1/2012	12/31/2012	$35.97	$31.43	$34.18
1/2/2013	3/28/2013	$38.20	$34.66	$36.99
4/1/2013	6/28/2013	$41.56	$36.27	$41.27
7/1/2013*	7/26/2013*	$44.63	$41.22	$43.51
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of Wells Fargo’s common stock from January, 3, 2000 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Zions Bancorporation

According to publicly available information, Zions Bancorporation (“Zion”) is a financial holding company. Zion provides banking and related services through its banking and other subsidiaries, primarily in Utah, California, Texas, Arizona, Nevada, Colorado, Idaho, Washington, and Oregon. Zion has eight reportable segments; Zions First National Bank, California Bank & Trust, Amegy Corporation, National Bank of Arizona, Nevada State Bank, Vectra Bank Colorado, The Commerce Bank of Washington and Other. Zions Bank is headquartered in Salt Lake City, Utah and conducts Zion’s operations in Utah and Idaho. California Bank & Trust provides commercial, real estate and consumer lending, depository services, international banking, cash management, and community development services. Amegy Corporation is headquartered in Houston, Texas and operates Amegy Bank, Amegy Mortgage Company, Amegy Investments, and Amegy Insurance Agency. National Bank of Arizona is a full-service commercial bank in Arizona. Nevada State Bank focuses on serving small and mid-sized businesses as well as retail consumers, with an emphasis in relationship banking. Vectra Bank Colorado, N.A. is a commercial bank in Colorado. The Commerce Bank of Washington is headquartered in Seattle, Washington, and focuses on serving the financial needs of commercial businesses, including professional services firms. Operating components in the Other segment relate primarily to the Zions Bancorporation, ZMSC and eliminations of transactions between segments. Information filed by Zion with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12307, or its CIK Code: 0000109380. Zion’s website is http://www.zionsbancorporation.com. Zion’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “ZION.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Zion’s common stock, based on the daily closing prices on the primary exchange for Zion. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Zion’s common stock on July 26, 2013 was $29.55. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$25.15	$6.48	$9.83
4/1/2009	6/30/2009	$20.36	$9.78	$11.56
7/1/2009	9/30/2009	$19.31	$10.70	$17.97
10/1/2009	12/31/2009	$18.82	$12.55	$12.83
1/4/2010	3/31/2010	$23.19	$13.33	$21.82
4/1/2010	6/30/2010	$30.00	$21.48	$21.57
7/1/2010	9/30/2010	$24.20	$18.14	$21.36
10/1/2010	12/31/2010	$24.46	$19.25	$24.23
1/3/2011	3/31/2011	$25.40	$22.27	$23.06
4/1/2011	6/30/2011	$24.60	$21.78	$24.01
7/1/2011	9/30/2011	$24.48	$14.07	$14.07
10/3/2011	12/30/2011	$18.29	$13.68	$16.28
1/3/2012	3/30/2012	$22.64	$16.59	$21.46
4/2/2012	6/30/2012	$21.51	$17.61	$19.42
7/2/2012	9/28/2012	$21.35	$17.88	$20.66
10/1/2012	12/31/2012	$22.52	$19.24	$21.40
1/2/2013	3/28/2013	$25.73	$21.75	$24.99
4/1/2013	6/28/2013	$29.23	$23.43	$28.88
7/1/2013*	7/26/2013*	$31.18	$29.35	$29.55
*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of Zion’s common stock from January 3, 2000 through July 26, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Supplemental Plan of Distribution

We will agree to sell to JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agents”) and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We will agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at pricesgreater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks  — Limited or no secondary market and secondary market price considerations” on page 5 and 6 of this free writing prospectus.